ROYCE VALUE TRUST, INC.

Item 77(C)

At the 2000 Annual Meeting of Stockholders held on April 26, 2000, the Fund's stockholders: (i) elected the board of directors, consisting of (a) Charles M. Royce, (b) John D. Diederich, (c) Donald R. Dwight, (d) Richard M. Galkin, (e) Stephen L. Isaacs and (f) David L. Meister and (ii) ratified the selection of Tait, Weller & Baker as independent accountants.

	Common Stock and Preferred Stock Voting Together As A Single Class - Votes For	Common Stock and Preferred Stock Voting Together As A Single Class - Votes Against	Common Stock and Preferred Stock Voting Together As A Single Class - Votes Abstained	Preferred Stock Voting As A Separate Class - Votes For	Preferred Stock Voting As A Separate Class - Votes Against	Preferred Stock Voting As A Separate Class - Votes Abstained
(i)
(a)	33,269,462.5978	N/A	244,427.0672	N/A	N/A	N/A
(b)	N/A	N/A	N/A	5,633,851.0000	N/A	36,890
(c)	33,249,156.3986	N/A	264,733.2664	N/A	N/A	N/A
(d)	33,249,261.0386	N/A	264,628.6264	N/A	N/A	N/A
(e)	33,248,662.7389	N/A	265,226.9261	N/A	N/A	N/A
(f)	N/A	N/A	N/A	5,633,851.0000	N/A	36,890
(ii)	33,203,424.2077	151,886.5184	158,578.9389	N/A	N/A	N/A